EXHIBIT 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

MATERIAL FACT

Approval at the Shareholders’ Meeting of Oi of the Terms and Conditions of the

Exchange and Call Option Agreements

Oi S.A. (“Oi” or the “Company”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, paragraph 4 of Law No. 6,404/76 (“Brazilian Corporate Law”) and Instruction No. 358/02 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), hereby informs its shareholders and the market in general that, at the Extraordinary Shareholders’ Meeting held on this date, the terms and conditions of the exchange and call option agreements entered into between Oi, Portugal Telecom International Finance B.V., PT Portugal, SGPS, S.A., Telemar Participações S.A. and Portugal Telecom, SGPS, S.A. (“PT SGPS”) on September 8, 2014 were approved by 98.91% of the valid votes.

With the approval at the Company’s Extraordinary Shareholders’ Meeting, the condition set by the Board of the CVM for the granting of the waivers requested by the Company to carry out these transactions was fulfilled. Therefore, the condition precedent has been met for the conclusion of the exchange between Oi and PT SGPS, which is required to be completed by March 31, 2015.

Oi will keep its shareholders and the market informed of any material subsequent events related to the matters described in this Material Fact.

Rio de Janeiro, March 26, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive, Financial and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts”, “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.